Exhibit 2.2

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of [•], 2021, is by and between J2 Global, Inc., a Delaware corporation (“Parent”), and Consensus Cloud Solutions, Inc., a Delaware corporation (“SpinCo”). Parent and SpinCo are individually referred to herein as a “Party,” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, the Parties entered into the Separation and Distribution Agreement, dated as of [•] (the “Separation and Distribution Agreement”), pursuant to which SpinCo was separated from Parent and incorporated as a new publicly traded company;

WHEREAS, in order to facilitate and provide for an orderly transition in connection with the transaction described in the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions pursuant to which each of the Parties shall provide Services to the other Party for a transitional period.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement (including the Recitals hereof), the following capitalized terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement:

“Action” means any demand, action, claim, dispute, suit, countersuit, arbitration, inquiry, subpoena, proceeding or investigation of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any federal, state, local, foreign or international Governmental Authority or any arbitration or mediation tribunal.

“Additional Services” has the meaning set forth in Section 2.01(b).

“Agreement” has the meaning set forth in the Preamble.

“Charge” and “Charges” have the meaning set forth in Section 2.03.

“Confidential Information” means all confidential and proprietary information concerning the other Party or any member of the other Party’s Group or their respective businesses that is either in its possession (including confidential and proprietary information in its possession prior to the date hereof) or furnished by any such other Party or any member of such Party’s Group or their respective Representatives at any time pursuant to this Agreement.

“Contract Manager” has the meaning set forth in Section 2.08.

“Dispute” has the meaning set forth in Section 7.15(a).

“Distribution Date” has the meaning set forth in the Separation and Distribution Agreement.

“e-mail” has the meaning set forth in Section 7.10.

“Effective Time” has the meaning set forth in the Separation and Distribution Agreement.

“Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party (or any Person acting on its behalf), which event (a) does not arise or result from the fault or negligence of such Party (or any Person acting on its behalf) and (b) by its nature would not reasonably have been foreseen by such Party (or such Person), or, if it would reasonably have been foreseen, was unavoidable, and includes acts of God, acts of civil or military authority, embargoes, epidemics, pandemics, war, riots, insurrections, fires, explosions, earthquakes, floods, unusually severe weather conditions, labor problems or unavailability of parts, or, in the case of computer systems, any significant and prolonged failure in electrical or air conditioning equipment.

“Governmental Authority” means any nation or government, any state, municipality or other political subdivision thereof, and any entity, body, agency, commission, department, board, bureau, court, tribunal or other instrumentality, whether federal, state, local, domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory, administrative or other similar functions of, or pertaining to, government and any executive official thereof.

“Income Taxes” (a) means (i) any U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments that are based upon, measured by, or calculated with respect to (A) net income or profits (including, but not limited to, any capital gains, gross receipts, or minimum tax, and any tax on items of tax preference, but not including sales, use, value added, real property gains, real or personal property, transfer or similar taxes), (B) multiple bases (including corporate franchise, doing business or occupation taxes), if one or more of the bases upon which such tax may be based, by which it may be measured, or with respect to which it may be calculated is described in clause (a)(i)(A) of this definition, or (C) any net worth, franchise or similar tax, in each case together with (ii) any interest and any penalties, fines, additions to tax or additional amounts imposed by any Tax Authority with respect thereto and (b) shall include any transferee or successor liability in respect of an amount described in clause (a) of this definition.

“Information” means information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product), and other technical, financial, employee or business information or data; provided that “Information” shall not include Intellectual Property.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Authority.

“Level of Service” has the meaning set forth in Section 2.02(c).

“Liabilities” means all debts, guarantees, assurances, commitments, liabilities, responsibilities, Losses, remediation, deficiencies, damages, fines, penalties, settlements, sanctions, costs, expenses, interest and obligations of any nature or kind, whether accrued or fixed, absolute or contingent, matured or unmatured, accrued or not accrued, asserted or unasserted, liquidated or unliquidated, foreseen or unforeseen, known or unknown, reserved or unreserved, or determined or determinable, including those arising under any Law, claim (including any Third-Party Claim), demand, Action, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority or arbitration tribunal, and those arising under any contract, agreement, obligation, indenture, instrument, lease, promise, arrangement, release, warranty, commitment or undertaking, or any fines, damages or equitable relief that is imposed, in each case, including all costs and expenses relating thereto.

“Losses” means actual losses (including any diminution in value), costs, damages, penalties and expenses (including legal and accounting fees and expenses and costs of investigation and litigation), whether or not involving a Third-Party Claim.

“Other Taxes” means any U.S. federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments of any nature whatsoever, and without limiting the generality of the foregoing, shall include superfund, sales, use, ad valorem, value added, occupancy, transfer, recording, escheat, unclaimed property, withholding, payroll, employment, excise, occupation, premium or property taxes (in each case, together with any related interest, penalties and additions to tax, or additional amounts imposed by any Tax Authority thereon); provided, however, that Other Taxes shall not include any Income Taxes.

“Parent” has the meaning set forth in the Preamble.

“Parent Board” has the meaning set forth in the Recitals.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Authority.

“Provider” means, with respect to a Service, the Party providing such Service.

“Provider Indemnitees” has the meaning set forth in Section 6.03.

“Recipient” means, with respect to a Service, the Party receiving such Service.

“Recipient Indemnitees” has the meaning set forth in Section 6.04.

“Representatives” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys or other representatives.

“Separation and Distribution Agreement” has the meaning set forth in the Recitals.

“Service Baseline Period” has the meaning set forth in Section 2.02(c).

“Service Period” means, with respect to a Service, the period commencing on the Distribution Date and ending on the earliest of (a) the date that a Party terminates the provision of such Service pursuant to Section 4.02, (b) the date that is the two (2)-year anniversary of the Distribution Date and (c) the date specified for termination of such Service on the Schedules hereto.

“Services” has the meaning set forth in Section 2.01(a).

“SpinCo” has the meaning set forth in the Preamble.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, joint venture or partnership of which such Person (a) beneficially owns, either directly or indirectly, fifty percent (50%) or more of (i) the total combined voting power of all classes of voting securities, (ii) the total combined equity interests or (iii) the capital or profit interests, in the case of a partnership, or (b) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors or similar governing body.

“Tax” means Income Taxes and Other Taxes.

“Tax Authority” means a governmental authority (foreign or domestic) or any subdivision, agency, commission or authority thereof or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax (including the U.S. Internal Revenue Service).

“Termination Charges” means, with respect to the termination of a Service pursuant to Section 4.02(a)(i), the sum of (a) any and all costs, fees and expenses (other than any severance or retention costs) payable by the Provider of such Service to a Third Party principally because of the early termination of such Service; provided that the Provider shall use commercially reasonable efforts to minimize any costs, fees or expenses payable to any Third Party in connection with such early termination of such Service; and (b) any additional severance and retention costs, if any, because of the early termination of such Service that the Provider of such terminated Service incurs to employees who had been retained primarily to provide such terminated Service (it being agreed that the costs set forth in this clause (b) shall only be the amount, if any, in excess of the severance and retention costs that such Provider would have paid to such employees if the Service had been provided for the full period during which such Service would have been provided hereunder but for such early termination).

“Third Party” means any Person other than the Parties or any of their respective Affiliates.

“Third-Party Claim” means any Action commenced by any Third Party against any Party or any of its Affiliates.

ARTICLE II

SERVICES

Section 2.01. Services.

(a) Commencing as of the Effective Time, Provider agrees to provide, or to cause one or more of its Subsidiaries to provide, to Recipient, or any Subsidiary of Recipient, the applicable services (the “Services”) set forth on the Schedules hereto.

(b) If, within ninety (90) days after the Distribution Date, either (i) SpinCo identifies a service that Parent provided to SpinCo prior to the Distribution Date that SpinCo reasonably needs in order for the SpinCo Business to continue to operate in substantially the same manner in which the SpinCo Business operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided), or (ii) Parent identifies a service that SpinCo provided to Parent prior to the Distribution Date that Parent reasonably needs in order for the Parent Business to continue to operate in substantially the same manner in which the Parent Business operated prior to the Distribution Date, and such service was not included on the Schedules hereto (other than because the Parties agreed such service shall not be provided) then, in each case, if the identifying Party provides written notice to the other Party within such ninety (90) day period requesting such service, then the Party receiving such notice shall use its commercially reasonable efforts to provide such requested service (such requested additional service, an “Additional Service”); provided that: (A) neither Party shall not be obligated to provide an Additional Service if it does not, in its commercially reasonable judgment, have adequate resources to provide such Additional Service or if the provision of such Additional Service would significantly disrupt the operation of such Party’s or its Subsidiaries’ businesses; and (B) a Party shall not be required to provide an Additional Service if the Parties, acting reasonably and in good faith, are unable to reach agreement on the terms thereof (including with respect to Service Charges therefor). In connection with any request for an Additional Service in accordance with this Section 2.01(b), the Parties shall negotiate in good faith the terms of a supplement to the applicable Schedule, which terms shall be consistent with the terms of, and the pricing methodology used for, similar Services provided under this Agreement. Upon the written agreement of the Parties, the supplement to the applicable Schedule shall describe in reasonable detail the nature, scope, Service Period, termination provisions and other terms applicable to such Additional Service in a manner similar to that in which the other Services are described in the existing Schedules. Each supplement to the applicable Schedule, as agreed to in writing by the Parties, shall be deemed part of this Agreement as of the date of such agreement and the Additional Service set forth therein shall be deemed included in the definition of “Service” as of such date, in each case subject to the terms and conditions of this Agreement.

Section 2.02. Performance of Services.

(a) Subject to Section 2.05, Provider shall perform in a professional manner consistent with industry standards, or shall cause one or more of its Subsidiaries to perform in a professional manner consistent with industry standards (directly, through one (1) or more of its Subsidiaries, or through a mutually agreed upon Third-Party service provider in accordance herewith), the Services in a manner that is substantially similar in all material respects to the analogous services provided by or on behalf of Provider or any of its Subsidiaries to its applicable functional group or Subsidiary prior to the Effective Time and that in any event, conforms in all material respects with the terms of the Schedules hereto.

(b) Nothing in this Agreement shall require Provider to perform or cause to be performed any Service to the extent that the manner of such performance would constitute a violation of any applicable Law or any existing contract or agreement with a Third Party. If Provider is or becomes aware of that any such violation is reasonably likely, Provider shall use commercially reasonable efforts to promptly advise Recipient of such potential violation, and the Parties will mutually seek an alternative that addresses such potential violation. The Parties agree to cooperate in good faith and use commercially reasonable efforts to obtain any necessary Third-Party consents required under any existing contract or agreement with a Third Party to allow Provider to perform, or cause to be performed, all Services to be provided hereunder in accordance with the standards set forth in this Section 2.02. The Parties shall evenly share any reasonable out-of-pocket costs and expenses (if any) incurred by Provider or any of its Subsidiaries in connection with obtaining any such Third-Party consent that is required to allow Provider to perform or cause to be performed such Services. If, with respect to a Service, the Parties, despite the use of such commercially reasonable efforts, are unable to obtain a required Third-Party consent, or the performance of such Service by Provider would constitute a violation of any applicable Law, Provider shall have no obligation whatsoever to perform or cause to be performed such Service.

(c) Unless otherwise provided with respect to a specific Service on the Schedules hereto, Provider shall not be obligated to perform or cause to be performed any Service in a manner that is more burdensome (with respect to service quality or quantity) than analogous services provided by Provider or its applicable functional group or Subsidiary (collectively referred to as the “Level of Service”) during the one (1)-year period ending on the last day of Provider’s last fiscal quarter completed on or prior to the date of the Distribution (the “Service Baseline Period”). If Recipient requests that Provider perform or cause to be performed any Service that exceeds the Level of Service during the Service Baseline Period, then the Parties shall cooperate and negotiate in good faith to determine whether Provider will be required to provide such requested increased Level of Service. If the Parties determine that Provider shall provide the requested increased Level of Service, then such increased Level of Service shall be documented in a written agreement signed by the Parties. Each amended section of the Schedules hereto, as agreed in writing by the Parties, shall be deemed part of this Agreement as of the date of such written agreement, and the Level of Service increases set forth in such written agreement shall be deemed a part of the “Services” provided under this Agreement, in each case subject to the terms and conditions of this Agreement.

(d) (i) Except as otherwise specified in the Schedules, neither Provider nor any of its Subsidiaries shall be required to perform or cause to be performed any of the Services for the benefit of any Third Party or any other Person other than Recipient and its Subsidiaries, and (ii) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 2.02 OR SECTION 6.04, RECIPIENT ACKNOWLEDGES AND AGREES THAT ALL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, THAT RECIPIENT ASSUMES ALL RISK AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF AND RELIANCE UPON THE SERVICES, AND THAT PROVIDER MAKES NO OTHER REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, WITH RESPECT TO THE SERVICES. PROVIDER SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

(e) Each Party shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. No Party shall knowingly take any action in violation of any such applicable Law that results in Liability being imposed on the other Party.

Section 2.03. Charges for Services. Unless otherwise provided with respect to a specific Service on the Schedules hereto, Recipient shall reimburse Provider for any third party costs related to such Services or category of Services, as applicable (each fee, a “Charge” and, collectively, “Charges”), which Charges shall be set forth on the applicable Schedules hereto, or if not so set forth, then, unless otherwise provided with respect to a specific Service on the Schedule hereto, based upon the cost of providing such Services as shall be agreed by the Parties from time to time. During the term of this Agreement, the Charges for a Service may be modified to the extent of: (a) any adjustment in the rates or charges imposed by any Third-Party provider that is providing goods or services used in providing the Services; (b) any adjustment in third party costs relating to any changes in the scope, quality, nature, duration or quantity of the Services provided or how the Services are provided; or (c) any adjustment in third party costs resulting from a reasonable change in the pricing methodology for a particular Service provided that Provider is implementing the same change with respect to all of its businesses or divisions that utilize the Service. Together with any invoice for Charges, Provider shall provide Recipient with reasonable documentation, including any additional documentation reasonably requested by Recipient to the extent that such documentation is in Provider’s or its Subsidiaries’ possession or control, to support the calculation of such Charges.

Section 2.04. Reimbursement for Out-of-Pocket Costs and Expenses. In addition to any increase to a Charge contemplated by Section 2.02(c) and Section 2.03, Recipient shall reimburse Provider for reasonable out-of-pocket costs and expenses incurred by Provider or any of its Subsidiaries in connection with providing the Services (including reasonable travel-related expenses) to the extent that such costs and expenses are not reflected in the Charges for such Services; provided that any such cost or expense shall require advance written approval of Recipient (and if Recipient does not provide such advance written approval and the incurrence of such cost or expense is reasonably necessary for Provider to provide such Service in accordance with the standards set forth in this Agreement, Provider shall not be required to perform such Service). Any authorized travel-related expenses incurred in performing the Services shall be charged to Recipient in accordance with Provider’s then-applicable business travel policies.

Section 2.05. Changes in the Performance of Services.

(a) Subject to the performance standards for Services set forth in Section 2.02, Provider may make changes from time to time in the manner of performing the Services if Provider is making similar changes in performing analogous services for itself and if Provider furnishes to Recipient reasonable prior written notice (in content and timing) of such changes; provided that if such change shall materially adversely affect the timeliness or quality of, or the Charges for, the applicable Service, the Parties shall cooperate in good faith to agree on modifications to such Services as are commercially reasonable in consideration of the circumstances.

(b) Subject to the limitations on Additional Services set forth in herein, Recipient may request a change to a Service by submitting a request in writing to Provider describing the proposed change in reasonable detail. Provider shall respond to the request as soon as reasonably practicable, and the Parties shall use commercially reasonable efforts to agree to such request, unless the change requested would adversely impact the cost, liability, or risk associated with providing or receiving the applicable Service, or cause any other disruption or adverse impact on the business or operations of Recipient or its Affiliates. Each agreed upon change shall be documented by an amendment in writing to the applicable Schedule prior to such change becoming effective.

Section 2.06. Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services and agree to cooperate in good faith and to use commercially reasonable efforts to avoid a disruption in the transition of the Services from Provider to Recipient (or its designee). Recipient agrees to use commercially reasonable efforts to reduce or eliminate its and its Affiliates’ dependency on each Service to the extent and as soon as is reasonably practicable.

Section 2.07. Subcontracting and Personnel.

(a) Provider may hire or engage one or more Third Parties to perform any or all of its obligations under this Agreement; provided that: (i) Provider shall use the same degree of care (but at least reasonable care) in selecting each such Third Party as it would if such Third Party was being retained to provide similar services to Provider; and (ii) Provider shall in all cases remain responsible for all of its obligations under this Agreement with respect to the scope of the Services, the performance standard for Services set forth in Section 2.02 and the content of the Services provided to Recipient. Provider shall be responsible for any breach of its obligations under this Agreement by any Third-Party service provider engaged by Provider. Unless otherwise set forth in the Schedules or as otherwise agreed in writing by the Parties, Recipient is not liable for Provider’s costs of any subcontracting contemplated in this Section 2.07. All amounts paid under a subcontracting arrangement in respect of Services provided shall be documented in invoices and any relevant ancillary agreements and clearly itemize any reimbursements or disbursements paid by a Recipient to a Provider or Third Party.

(b) Subject to Provider meeting its obligations with respect to the Level of Service, and notwithstanding the name of any personnel set forth in the Schedule, Provider shall have the right, in its sole discretion, to (i) designate which personnel they will assign to perform the Services and (ii) remove and replace such personnel at any time. In performing their respective duties hereunder, all such personnel shall be under the direction, control and supervision of Provider, and Provider shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of its personnel.

Section 2.08. Contract Manager. Each Party shall appoint an individual to act as its primary point of operational contact for the administration and operation of this Agreement (each, a “Contract Manager”) who shall have overall responsibility for coordinating all activities undertaken by such Party hereunder, for acting as a day-to-day contact with the other Party, and for making available to the other Party the data, facilities, resources and other support services required for the performance of the services in accordance with the terms of this Agreement; provided that for each Service, the Contract Manager shall be permitted to delegate the foregoing responsibilities for such Service to an individual identified on the Schedules, and such representative shall be deemed to be the Contract Manager with respect to such Service. The Parties may change their respective Contract Managers from time to time upon notice to the other Party in accordance herewith.

ARTICLE III

BILLING; TAXES

Section 3.01. Procedure. Recipient shall pay, or cause to be paid, to Provider the fees for the Services as set forth on the Schedules, and, without duplication, all other costs incurred by Provider as set forth in this Agreement. Amounts payable pursuant to this Agreement shall be paid by wire transfer (or such other method of payment as may be agreed between the Parties from time to time) to Provider (as directed by Provider), which amounts shall be due (a) in the case of recurring fees, on a monthly basis on or prior to the first (1st) day of the calendar month for which the applicable Service is to be provided and (b) in the case of all other amounts, within thirty (30) days after Recipient’s receipt of each invoice for Charges, including reasonable documentation pursuant to Section 2.03. All amounts due and payable hereunder shall be paid in U.S. dollars. In the event of any billing dispute, Recipient shall promptly pay any undisputed amount.

Section 3.02. Taxes. Without limiting any provisions of this Agreement, Recipient shall bear any and all Taxes and other similar charges (and any related expenses, interest and penalties) imposed on, or payable with respect to, any fees or charges, including any Charges, payable by it pursuant to this Agreement, but excluding any Income Taxes on Provider’s income. Notwithstanding anything to the contrary in the previous sentence or elsewhere in this Agreement, Recipient shall be entitled to withhold (or cause to be withheld) from any payments to Provider any such Taxes that Recipient is required by applicable Law to withhold and shall pay such Taxes to the applicable Tax Authority.

Section 3.03. No Set-Off. Except as agreed in writing by the Parties, neither Party nor any of its Affiliates shall have any right of set-off or other similar rights with respect to (a) any amounts received pursuant to this Agreement or (b) any other amounts claimed to be owed to the other Party or any of its Subsidiaries arising out of this Agreement.

ARTICLE IV

TERM AND TERMINATION

Section 4.01. Term. This Agreement shall commence at the Effective Time and shall terminate upon the earliest to occur of: (a) the written agreement of the Parties to terminate this Agreement in its entirety; and (b) the date that is the 12-month anniversary of the Distribution Date. Unless otherwise terminated pursuant to Section 4.02, Provider’s obligation to provide a Service shall expire as of the close of business on the date that is the 12-month anniversary of the Distribution Date, unless an earlier date is set forth in the Schedule under the Service Period for such Service. The Parties may, by written consent executed at least ten (10) days prior to the last day of the Service Period for any individual Service, extend the Service Period for such Service on a month-to-month basis for a period not to exceed the two (2)-year anniversary of the Distribution Date. To the extent that Provider’s ability to provide a Service is dependent on the continuation of a specified Service, Provider’s obligation to provide such dependent Service shall terminate automatically with the termination of such supporting Service.

Section 4.02. Early Termination.

(a) Without prejudice to Recipient’s rights with respect to Force Majeure, Recipient may from time to time terminate this Agreement with respect to the entirety of any Service (but not any portion thereof): (i) for any reason or no reason, upon the giving of at least sixty (60) days’ prior written notice to Provider, provided that such termination (x) may only be effective as of the last day of a calendar month and (y) shall be subject to the obligation to pay any applicable Termination Charges pursuant to Section 4.04; or (ii) if Provider has failed to perform any of its material obligations under this Agreement with respect to such Service, and such failure shall continue to be uncured by Provider for a period of at least thirty (30) days after receipt by Provider of written notice of such failure from Recipient, provided that (x) such termination may only be effective as of the last day of a calendar month and (y) Recipient shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.15) as to whether Provider has cured the applicable breach.

(b) Provider may terminate this Agreement with respect to the entirety of any Service (but not any portion thereof) at any time upon prior written notice to Recipient, if Recipient has failed to perform any of its material obligations under this Agreement with respect to such Service, including making payment of Charges for such Service when due, and such failure shall continue to be uncured by Recipient for a period of at least thirty (30) days after receipt by Recipient of a written notice of such failure from Provider; provided that (x) such termination may only be effective as of the last day of a calendar month and (y) Provider shall not be entitled to terminate this Agreement with respect to the applicable Service if, as of the end of such period, there remains a good-faith Dispute between the Parties (undertaken in accordance with the terms of Section 7.15) as to whether Recipient has cured the applicable breach.

(c) Parent may terminate this Agreement with respect to all Services if there is a SpinCo Change of Control.

(d) The Schedules hereto shall be updated to reflect any terminated Service.

Section 4.03. Interdependencies. The Parties acknowledge and agree that: (a) there may be interdependencies among the Services being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service that Recipient is seeking to terminate pursuant to Section 4.02 and (ii) in the case of such termination, Provider’s ability to provide a particular Service in accordance with this Agreement would be materially and adversely affected by such termination of another Service; and (c) in the event that the Parties have determined that such interdependencies exist and such termination would materially and adversely affect Provider’s ability to provide a particular Service in accordance with this Agreement, the Parties shall (i) negotiate in good faith to amend the Schedules hereto with respect to such impacted Service prior to such termination, which amendment shall be consistent with the terms of comparable Services and (ii) if after such negotiation, the Parties are unable to agree on such amendment, Provider’s obligation to provide such Service shall terminate automatically with such termination.

Section 4.04. Effect of Termination. Upon the termination of any Service pursuant to this Agreement, Provider shall have no further obligation to provide the terminated Service, and Recipient shall have no obligation to pay any future Charges relating to such Service; provided that Recipient shall remain obligated to Provider for (a) the Charges owed and payable in respect of Services provided prior to the effective date of termination for such Service and (b) any applicable Termination Charges this Agreement is terminated pursuant to Section 4.02(a)(ii). In connection with the termination of any Service, the provisions of this Agreement not relating solely to such terminated Service shall survive any such termination, and in connection with a termination of this Agreement, Article I, this Article IV, Article V, Article VI and Article VII, all confidentiality obligations under this Agreement and Liability for all due and unpaid Charges and Termination Charges shall continue to survive indefinitely.

Section 4.05. Information Transmission. Provider, on behalf of itself and its Subsidiaries, shall use commercially reasonable efforts to provide or make available, or cause to be provided or made available, to Recipient, in accordance with Section 6.1 of the Separation and Distribution Agreement, any Information received or computed by Provider for the benefit of Recipient concerning the relevant Service during the Service Period; provided that, except as otherwise agreed in writing by the Parties, (a) Provider shall not have any obligation to provide, or cause to be provided, Information in any nonstandard format, (b) Provider and its Subsidiaries shall be reimbursed for their reasonable costs in accordance with Section 6.3 of the Separation and Distribution Agreement for creating, gathering, copying, transporting and otherwise providing such Information and (c) Provider shall use commercially reasonable efforts to maintain any such Information in accordance with Section 6.4 of the Separation and Distribution Agreement.

ARTICLE V

CONFIDENTIALITY; PROTECTIVE ARRANGEMENTS

Section 5.01. Parent and SpinCo Obligations. Subject to Section 5.04, until the three (3)-year anniversary of the date of the termination of this Agreement in its entirety, each Party, on behalf of itself and each of its Subsidiaries, agrees to hold, and to cause its respective Representatives to hold, in strict confidence, with at least the same degree of care that applies to Parent’s Confidential Information pursuant to policies in effect as of the Effective Time, all Confidential Information concerning the other Party or its Subsidiaries or their respective businesses that is either in its possession (including Confidential Information in its possession prior to the date hereof) or furnished by such other Party or such other Party’s Subsidiaries or their respective Representatives at any time pursuant to this Agreement, and shall not use any such Confidential Information other than for such purposes as may be expressly permitted hereunder.

Section 5.02. No Release; Return or Destruction. Each Party agrees (a) not to release or disclose, or permit to be released or disclosed, any Confidential Information of the other Party to any other Person, except its Representatives who need to know such Confidential Information in their capacities as such (who shall be advised of their obligations hereunder with respect to such Confidential Information) and (b) to use commercially reasonable efforts to maintain such Confidential Information in accordance with Section 6.4 of the Separation and Distribution Agreement. Without limiting the foregoing, when any such Confidential Information is no longer needed for the purposes contemplated by the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreements, each Party will promptly at the request and discretion of the other Party, either return to the other Party all such Confidential Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or notify the other Party in writing that it has destroyed such information (and such copies thereof and such notes, extracts or summaries based thereon); provided that: (i) the Parties may retain electronic back-up versions of such Confidential Information maintained on routine computer system back-up tapes, disks or other back-up storage devices; and (ii) any such retained back-up information shall remain subject to the confidentiality provisions of this Agreement.

Section 5.03. Privacy and Data Protection Laws. Each Party shall comply with all applicable state, federal and foreign privacy and data protection Laws that are or that may in the future be applicable to the provision of the Services under this Agreement.

Section 5.04. Protective Arrangements. In the event that a Party or any of its Subsidiaries either determines on the advice of its counsel that it is required to disclose any information pursuant to applicable Law or receives any request or demand under lawful process or from any Governmental Authority to disclose or provide information of the other Party (or any of its Subsidiaries) that is subject to the confidentiality provisions hereof, such Party shall notify the other Party (to the extent legally permitted) as promptly as practicable under the circumstances prior to disclosing or providing such information and shall cooperate, at the expense of the other Party, in seeking any appropriate protective order requested by the other Party. In the event that such other Party fails to receive such appropriate protective order in a timely manner and the Party receiving the request or demand reasonably determines that its failure to disclose or provide such information shall actually prejudice the Party receiving the request or demand, then the Party that received such request or demand may thereafter disclose or provide information to the extent required by such Law (as so advised by its counsel) or by lawful process or such Governmental Authority, and the disclosing Party shall promptly provide the other Party with a copy of the information so disclosed, in the same form and format so disclosed, together with a list of all Persons to whom such information was disclosed, in each case to the extent legally permitted.

Section 5.05. Exclusions. A Party’s confidentiality obligations set forth herein with respect to the other Party’s Confidential Information do not apply to the extent such Confidential Information: (a) is in the public domain or is generally available to the public, other than as a result of a disclosure by such Party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement; (b) is lawfully acquired from other sources by such Party or any of its Subsidiaries, which sources are not themselves known by such Party or any of its Subsidiaries to be bound by a confidentiality obligation or other contractual, legal or fiduciary obligation of confidentiality with respect to such Confidential Information; or (c) is independently developed or generated without reference to or use of the Confidential Information of the other Party or any of its Subsidiaries. If any Confidential Information of a Party or any of its Subsidiaries is disclosed to the other Party or any of its Subsidiaries in connection with providing the Services, then such disclosed Confidential Information shall be used only as required to perform such Services.

ARTICLE VI

LIMITED LIABILITY AND INDEMNIFICATION

Section 6.01. Limitations on Liability.

(a) SUBJECT TO SECTION 6.02, THE LIABILITIES OF PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE REASONABLE COSTS INCURRED BY RECIPIENT IN RETAINING A THIRD PARTY TO PERFORM THE SERVICE IN ACCORDANCE WITH THE SAME SCOPE AND QUALITY EXPECTED OF PROVIDER AS SET FORTH HEREIN; PROVIDED THAT, NOTWITHSTANDING THE FOREGOING, THE TOTAL LIABILITIES OF PROVIDER AND ITS SUBSIDIARIES AND THEIR RESPECTIVE REPRESENTATIVES, COLLECTIVELY, UNDER THIS AGREEMENT FOR ANY ACT OR FAILURE TO ACT IN CONNECTION HEREWITH (INCLUDING THE PERFORMANCE OR BREACH OF THIS AGREEMENT), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICES PROVIDED UNDER OR CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED $1,000,000.

(b) IN NO EVENT SHALL EITHER PARTY, ITS SUBSIDIARIES OR THEIR RESPECTIVE REPRESENTATIVES BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, PUNITIVE, EXEMPLARY, OR SPECIAL DAMAGES OR DAMAGES BASED ON LOSS OF PROFITS OF THE OTHER PARTY IN CONNECTION WITH THE PERFORMANCE OF THIS AGREEMENT (OTHER THAN ANY SUCH LIABILITY WITH RESPECT TO A THIRD-PARTY CLAIM), AND EACH PARTY HEREBY WAIVES ON BEHALF OF ITSELF, ITS SUBSIDIARIES AND ITS REPRESENTATIVES ANY CLAIM FOR SUCH DAMAGES, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

Section 6.02. Obligation to Re-Perform; Liabilities. In the event of any breach of this Agreement by Provider with respect to the provision of any Services (with respect to which Provider can reasonably be expected to re-perform in a commercially reasonable manner), Provider shall, at the request of Recipient, promptly correct in all material respects such error, defect or breach or re-perform in all material respects such Services at the sole cost and expense of Provider. With respect to Services which cannot be re-performed in a commercially reasonably manner by Provider, Provider shall reimburse Recipient for the reasonable costs of procuring a Third Party to perform such services in accordance with the same scope and quality expected of Provider and as set forth in the Schedules. The remedies set forth in this Section 6.02 shall be the sole and exclusive remedy of Recipient for any failure to provide the Services; provided that the foregoing shall not prohibit Recipient from exercising its right to terminate this Agreement in accordance with the provisions of Section 4.02(a)(ii) or to seek specific performance in accordance with Section 7.16. Any request for re-performance in accordance with this Section 6.02 by Recipient must be in writing and specify in reasonable detail the particular error, defect or breach, and such request must be made no more than one month from the later of (a) the date on which such breach occurred and (b) the date on which such breach was reasonably discovered by Recipient.

Section 6.03. Third-Party Claims. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Recipient shall indemnify, defend and hold harmless Provider, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Provider Indemnitees”), from and against any and all Losses in connection with claims by Third Parties relating to, arising out of or resulting from Recipient’s use or receipt of the Services provided by Provider hereunder, other than Third-Party Claims arising out of the gross negligence, willful misconduct or fraud of any Provider Indemnitee.

Section 6.04. Provider Indemnity. In addition to (but not in duplication of) its other indemnification obligations (if any) under the Separation and Distribution Agreement, this Agreement or any other Ancillary Agreement, Provider shall indemnify, defend and hold harmless Recipient, its Subsidiaries and each of their respective Representatives, and each of the successors and assigns of any of the foregoing (collectively, the “Recipient Indemnitees”), from and against any and all Losses in connection with claims by Third Parties relating to, arising out of or resulting from Provider’s gross negligence, willful misconduct or fraud in connection with its performance of the Services.

Section 6.05. Indemnification Procedures. The procedures for indemnification set forth in Sections 4.5, 4.6 and 4.7 of the Separation and Distribution Agreement shall govern claims for indemnification under this Agreement.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Mutual Cooperation. Each Party shall, and shall cause its Subsidiaries to, cooperate with the other Party and its Subsidiaries in connection with the performance of the Services hereunder; provided that: (a) such cooperation shall not unreasonably disrupt the normal operations of such Party or its Subsidiaries; and (b) this Section 7.01 shall not require such Party to incur any out-of-pocket costs or expenses, unless and except as expressly provided in this Agreement or otherwise agreed in writing by the Parties.

Section 7.02. Further Assurances. Subject to the terms of this Agreement, each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 7.03. Audit Assistance. Each of the Parties and their respective Subsidiaries are or may be subject to regulation and audit by a Governmental Authority (including a Tax Authority), standards organizations, customers or other parties to contracts with such Parties or their respective Subsidiaries under applicable Law, standards or contract provisions. If a Governmental Authority, standards organization, customer or other party to a contract with a Party or its Subsidiary exercises its right to examine or audit such Party’s or its Subsidiary’s books, records, documents or accounting practices and procedures pursuant to such applicable Law, standards or contract provisions, and such examination or audit relates to the Services, then the other Party shall provide, at the sole cost and expense of the requesting Party, all assistance reasonably requested by the Party that is subject to the examination or audit in responding to such examination or audits or requests for Information, to the extent that such assistance or Information is within the reasonable control of the cooperating Party and is related to the Services.

Section 7.04. Title to Intellectual Property. Except as expressly provided for under the terms of this Agreement or the Separation and Distribution Agreement, Recipient acknowledges that it shall acquire no right, title or interest (including any license rights or rights of use) in any intellectual property that is owned or licensed by Provider, by reason of the provision of the Services hereunder. Recipient shall not remove or alter any copyright, trademark, confidentiality or other proprietary notices that appear on any intellectual property owned or licensed by Provider, and Recipient shall reproduce any such notices on any and all copies thereof. Recipient shall not attempt to decompile, translate, reverse engineer or make excessive copies of any intellectual property owned or licensed by Provider, and Recipient shall promptly notify Provider of any such attempt, regardless of whether by Recipient or any Third Party, of which Recipient becomes aware.

Section 7.05. Independent Contractors. The Parties each acknowledge and agree that they are separate entities, each of which has entered into this Agreement for independent business reasons. The relationships of the Parties hereunder are those of independent contractors and nothing contained herein shall be deemed to create a joint venture, partnership or any other relationship between the Parties. Employees performing Services hereunder do so on behalf of, under the direction of, and as employees of, Provider, and Recipient shall have no right, power or authority to direct such employees, unless otherwise specified with respect to a particular Service on the Schedules hereto.

Section 7.06. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one (1) or more counterparts, all of which shall be considered one (1) and the same agreement, and shall become effective when one (1) or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements and the Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement, and the other Ancillary Agreements govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.

(c) Parent represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, and SpinCo represents on behalf of itself and, to the extent applicable, each of its Subsidiaries, that: (i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and (ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it and is enforceable in accordance with the terms hereof.

(d) Each Party acknowledges and agrees that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 7.07. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.08. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and the other Ancillary Agreements in whole (i.e., the assignment of a Party’s rights and obligations under the Separation and Distribution Agreement, this Agreement and all of the other Ancillary Agreements all at the same time) in connection with a merger, consolidation or other business combination of a Party with or into any other Person or a sale of all or substantially all of the assets of a Party to another Person, in each case so long as the resulting, surviving or acquiring Person assumes all of the obligations of the relevant Party by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 7.09. Third-Party Beneficiaries. Except as provided in Article VI with respect to the Provider Indemnitees and the Recipient Indemnitees in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other Person except the Parties any rights or remedies hereunder; and (b) there are no other third-party beneficiaries of this Agreement and this Agreement shall not provide any other Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Notwithstanding the foregoing, the Parties reserve the power to modify or terminate this Agreement without the consent of the Provider Indemnitees and the Recipient Indemnitees.

Section 7.10. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and except as provided herein shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested, by facsimile, or by electronic mail (“e-mail”), so long as confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.10):

If to Parent, to:

J2 Global, Inc.

114 5th Avenue

New York, New York 10011

Attention: Legal Department

E-mail: legal@j2.com

If to SpinCo (prior to the Effective Time), to:

Consensus Cloud Solutions, Inc.

700 South Flower Street, Suite 1500

Los Angeles, California 90017

Attention: Legal Department

E-mail: legal@j2.com

If to SpinCo (from and after the Effective Time), to:

Consensus Cloud Solutions, Inc.

700 South Flower Street, Suite 1500

Los Angeles, California 90017

Attention: Legal Department

E-mail: vithya.aubee@j2.com

Any Party may, by notice to the other Party, change the address to which such notices are to be given.

Section 7.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 7.12. Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. Without limiting the termination rights contained in this Agreement, in the event of any such excused delay, the time for performance of such obligation (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such Force Majeure: (a) provide written notice to the other Party of the nature and extent of such Force Majeure; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable (and in no event later than the date that the affected Party resumes analogous performance under any other agreement for itself, its Affiliates or any Third Party), unless this Agreement has previously been terminated under Article IV or this Section 7.12. Recipient shall be (i) relieved of the obligation to pay Charges for the affected Services throughout the duration of such Force Majeure and (ii) entitled to permanently terminate such Services if the delay or failure in providing such Services because of a Force Majeure continues for more than thirty (30) consecutive days (it being understood that Recipient shall not be required to provide any advance notice of such termination to Provider).

Section 7.13. Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.14. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the waiving Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other right or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.15. Dispute Resolution.

(a) In the event of any controversy, dispute or claim (a “Dispute”) arising out of or relating to any Party’s rights or obligations under this Agreement (whether arising in contract, tort or otherwise), calculation or allocation of the costs of any Service or otherwise arising out of or relating in any way to this Agreement (including the interpretation or validity of this Agreement), such Dispute shall be resolved by submitting such Dispute first to the relevant Contract Manager of each Party, and the Contract Managers shall seek to resolve such Dispute through informal good faith negotiation. In the event that the Contract Managers fail to meet or, if they meet and fail to resolve a Dispute within twenty (20) business days, then either Party may pursue the remedy set forth in Section 7.15(b).

(b) If the procedures set forth in Section 7.15(a) have been followed with respect to a Dispute and such Dispute remains unresolved, such Dispute shall be resolved in accordance with the dispute resolution process referred to in Article VII of the Separation and Distribution Agreement.

(c) In any Dispute regarding the amount of a Charge or a Termination Charge, if such Dispute is finally resolved pursuant to the dispute resolution process set forth or referred to in Section 7.15(a) and Section 7.15(b) and it is determined that the Charge or the Termination Charge, as applicable, that Provider has invoiced Recipient, and that Recipient has paid to Provider, is greater or less than the amount that the Charge or the Termination Charge, as applicable, should have been, then (i) if it is determined that Recipient has overpaid the Charge or the Termination Charge, as applicable, Provider shall within ten (10) calendar days after such determination reimburse Recipient an amount of cash equal to such overpayment, plus the Interest Payment, accruing from the date of payment by Recipient to the time of reimbursement by Provider; and (ii) if it is determined that Recipient has underpaid the Charge or the Termination Charge, as applicable, Recipient shall within ten (10) calendar days after such determination reimburse Provider an amount of cash equal to such underpayment, plus the Interest Payment, accruing from the date such payment originally should have been made by Recipient to the time of payment by Recipient.

Section 7.16. Specific Performance. Subject to Section 7.15, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief (on an interim or permanent basis) in respect of its rights or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any Action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are hereby waived by each of the Parties. Unless otherwise agreed in writing, Provider shall continue to provide Services and the Parties shall honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of Section 7.15 and this Section 7.16 with respect to all matters not subject to such Dispute; provided that this obligation shall only exist during the term of this Agreement.

Section 7.17. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom enforcement of such waiver, amendment, supplement or modification is sought.

Section 7.18. Precedence of Schedules. Each Schedule attached to or referenced in this Agreement is hereby incorporated into and shall form a part of this Agreement; provided that the terms contained in such Schedule shall only apply with respect to the Services provided under that Schedule. In the event of a conflict between the terms contained in an individual Schedule and the terms in the body of this Agreement, the terms in the Schedule shall take precedence with respect to the Services under such Schedule only. No terms contained in individual Schedules shall otherwise modify the terms of this Agreement.

Section 7.19. Interpretation. In this Agreement: (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules hereto) and not to any particular provision of this Agreement; (c) Article, Section, and Schedule references are to the Articles, Sections, and Schedules to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement shall be deemed to include the exhibits, schedules and annexes to such agreement; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Los Angeles, California; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement” and “hereby” and words of similar import shall all be references to the Effective Date.

Section 7.20. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

J2 GLOBAL, INC.

By:
Name:
Title:

CONSENSUS CLOUD SOLUTIONS, INC.

By:
Name:
Title:

Signature Page to Transition Services Agreement